UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 30, 2006
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-33169 (Commission File Number)	41-1967918 (IRS Employer Identification No.)
14700 Martin Drive
Eden Prairie, Minnesota 55344
(Address of principal executive offices, including zip code)
(952) 224-8110
(Registrant’s telephone number, including area code)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.
SIGNATURES

ITEM 3.02      UNREGISTERED SALES OF EQUITY SECURITIES.
          On December 30, 2006, we issued 1,798,611 shares of common stock to holders of 12% convertible bridge notes upon the conversion of $5,413,429 principal amount and $342,126 in accrued interest on such notes. The remaining 12% convertible bridge notes not converted in a principal amount of $335,602, with accrued interest of $70,483, were repaid in cash.
          We were obligated to repay the notes within 30 days of the closing of our initial public offering, which took place on November 30, 2006. As a result of the foregoing, we have retired all of our 12% convertible bridge notes and the number of our outstanding shares of common stock has increased from 8,027,010 shares to 9,825,621 shares.
          With respect to the above issuance, we have agreed to include the shares issued to such lenders upon conversion of their indebtedness and in lieu of accrued interest in a registration statement which we intend to file to provide for the resale of such common stock. Such registration will be effected at our expense.
          The foregoing issuance was made by us in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended, and/or the safe harbor of Rule 506 under Regulation D. Certificates representing such securities contain restrictive legends preventing the sale, transfer or other disposition unless registered under the Securities Act, or otherwise exempt. The recipients of such securities received, or had access to, material information concerning our company filed with the Securities and Exchange Commission. No discount or commission was paid to any person in connection with the foregoing conversions.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2007	Wireless Ronin Technologies, Inc.
	By:	/s/ John A. Witham
John A. Witham
Executive Vice President and Chief Financial Officer

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